UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

PRIME GLOAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	333-158713	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas

50480 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2012, Prime Global Capital Group Incorporated, a Nevada corporation (the “Company”), consummated the sale to Weng Kung Wong, our President and Chief Executive Officer, of an aggregate of 667,780 shares of its common stock, par value $0.001 (the “Shares”), at a per share price of $2.995, or $2,000,000 in the aggregate, in accordance with the terms and conditions of a subscription agreement (the “Subscription Agreement”). As a result of this purchase, Mr. Wong beneficially owns 46,148,085 shares, or approximately 9.2%, of our issued and outstanding common stock.

The Subscription Agreement contains terms and conditions that are normal and customary for a transaction of this type. The Company expects to receive net proceeds of approximately $1,992,000 from the sale of the Shares and will use the net proceeds for general corporate purposes. The Shares were sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder.

The foregoing description of the Subscription Agreement is qualified in its entirety by reference to a form of the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: February 16, 2012

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer